Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Receives Notice of Failure to Comply with Indenture Covenant

Dallas—September 9, 2004—MetroPCS, Inc. announced today that the trustee under the indenture governing its $150 million of 10¾% senior notes due 2011 has provided notice to MetroPCS of its failure to comply with a covenant requiring MetroPCS to file with the SEC and furnish its noteholders on a timely basis its quarterly report on Form 10-Q for the quarter ended June 30, 2004. Receipt of this notice does not result immediately in an event of default under the indenture or acceleration of the notes. However, an event of default will occur and the trustee or the holders of 25% of the principal amount of the notes will have the right to accelerate the notes at 100% of par value, if MetroPCS fails to comply with this covenant by November 8, 2004. Based on the most recently available trading data, the notes have a market value above par. Nevertheless, if an acceleration of the notes were to occur, MetroPCS might then be unable to satisfy its note payment obligations, and would likely seek alternative financing sources to satisfy those obligations.

As previously announced, the MetroPCS Audit Committee is conducting an independent investigation into an understatement of revenues and net income for the quarter ended March 31, 2004. MetroPCS will delay its second quarter 2004 earnings release and the filing of its second quarter 2004 10-Q until after completion of the investigation, and cannot predict when such investigation will be completed. However, the Audit Committee intends to complete the investigation as soon as practicable, and management intends to avoid the event of default under the indenture by filing the second quarter 2004 10-Q promptly after the investigation and on or prior to November 8, 2004.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly-owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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